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                                                                Exhibit 5(a)


For:         Bowmar Instrument Corporation
             5080 North 40th Street, Suite 475
             Phoenix, Arizona  85018

Contact:     Joseph G. Warren, Jr.
             Bowmar Instrument Corporation
             (602) 957-0271

                              FOR IMMEDIATE RELEASE

                        PHOENIX, ARIZONA--APRIL 25, 1996

         Bowmar Instrument Corporation (ASE:BOM) announced today that its White Microelectronics division in Phoenix, Arizona has been notified by the U.S. Attorney's Office for the District of Arizona that it is being investigated in connection with aspects of its Microelectronics contracts with the federal government. The Company believes that the investigation relates to the interpretation of certain government testing requirements. The Company is cooperating with the investigation.

         Bowmar, which is headquartered in Phoenix, Arizona, manufactures and sells microelectronic and electromechanical products with specific applications in the aerospace, electronic, computer and dental equipment industries. The Company's manufacturing facilities are located in Fort Wayne, Indiana and Phoenix, Arizona.

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